As filed with the Securities and Exchange Commission on April 18, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

SCHEDULE TO-I

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

Silicon Storage Technology, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

OPTIONS TO PURCHASE COMMON STOCK

no par value per share

(Title of Class of Securities)

827057 10 0

(CUSIP Number of Class of Securities of Underlying Common Stock)

Bing Yeh

President and Chief Executive Officer

Silicon Storage Technology, Inc.

1171 Sonora Court

Sunnyvale, California 94086

Telephone: (408) 735-9110

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

John T. McKenna, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square

3000 El Camino Real
Palo Alto, California 94306-2155
Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$3,488,905	$137.12

*                 Calculated solely for purposes of determining the filing fee.  This amount assumes that options to purchase 7,901,551 shares of Common Stock of Silicon Storage Technology, Inc., no par value per share (“Common Stock”), having an aggregate value of $3,488,905 as of March 31, 2008 will be amended or replaced pursuant to this offer.  The aggregate value was calculated based on the Black-Scholes option pricing model.

**         $39.30 per $1,000,000 of the aggregate transaction valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.  The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee, and should not be used for any other purpose.  The filing fee was paid in connection with the filing of this Schedule TO on April 3, 2008.

☒         Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:  $137.12                                                           Filing Party:  Silicon Storage Technology, Inc.

Form or Registration No.:  Schedule TO                                                  Date Filed:  April 3, 2008

☐           Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐            Third-party tender offer subject to Rule 14d-1.

☒          Issuer tender offer subject to Rule 13e-4.

☐            Going-private transaction subject to Rule 13e-3.

☐            Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☐

Schedule TO

(Amendment No. 2)

CUSIP No. 827057 10 0

This Amendment No. 2 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on April 3, 2008, in connection with Silicon Storage Technology, Inc.’s offer to amend and replace, at the election of the applicable option holder, certain options to purchase common stock granted under the Silicon Storage Technology, Inc. 1995 Equity Incentive Plan, as amended, upon the terms and conditions set forth in the Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options, dated April 3, 2008, the accompanying Agreement to Terms of Election and other exhibits thereto (collectively, the “Offer Documents”). The information in the Offer Documents, including all schedules and annexes thereto, is hereby expressly incorporated into this Amendment No. 2 by reference to all of the applicable items in Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein. This Amendment No. 2 is filed solely to file Exhibit 99.(a)(1)(Z).

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ITEM 12.  EXHIBITS.

Exhibit Number	Description
99.(a)(1)(A)*	Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options, dated April 3, 2008.
99.(a)(1)(B)**	Memorandum, dated February 11, 2008, from SST Stock Administration to SST employees.
99.(a)(1)(C)*	Form of Commencement Notice.
99.(a)(1)(D)*	Screenshot of Logon Screen to https://ssti.equitybenefits.com.
99.(a)(1)(E)*	Screenshot of Welcome Screen to https://ssti.equitybenefits.com.
99.(a)(1)(F)*	Screenshot of Election Form: Offer to Amend Eligible 409A Options.
99.(a)(1)(G)*	Screenshot of Election Form: Offer to Amend Eligible 409A Options – Election Not to Amend.
99.(a)(1)(H)*	Screenshot of Election Review: Offer to Amend Eligible 409A Options – Election to Amend.
99.(a)(1)(I)*	Screenshot of Election Review: Offer to Amend Eligible 409A Options – Election Not to Amend.
99.(a)(1)(J)*	Screenshot of Agreement to Terms of Election: Eligible 409A Options.
99.(a)(1)(K)*	Screenshot of Election Form: Offer to Replace Eligible Underwater Options.
99.(a)(1)(L)*	Screenshot of Election Review: Offer to Replace Eligible Underwater Options.
99.(a)(1)(M)*	Screenshot of Agreement to Terms of Election: Eligible Underwater Options.
99.(a)(1)(N)*	Screenshot of Form(s) of Election Confirmation Statement.
99.(a)(1)(O)*	Screenshot of Election Information Screen.
99.(a)(1)(P)*	Screenshot of Contact Information Screen.
99.(a)(1)(Q)*	Form of Paper Election Form.
99.(a)(1)(R)*	Form of Reminder Notice – No Election.
99.(a)(1)(S)*	Form of Reminder Notice – Election.
99.(a)(1)(T)*	Form of Email Regarding Election Confirmation Statement.
99.(a)(1)(U)*	Form of Email Regarding Final Election Confirmation Statement.
99.(a)(1)(V)*	Form of Stock Option Agreement – Amended Option.
99.(a)(1)(W)*	Form of Stock Option Agreement – New Option.
99.(a)(1)(X)

Silicon Storage Technology, Inc.’s Annual Report on Form 10-K for its year ended December 31, 2007, filed with the Securities and Exchange Commission on March 18, 2008, and incorporated herein by reference.

99.(a)(1)(Y)***	Form of Email, dated April 7, 2008 – Follow-up Commencement Notice
99.(a)(1)(Z)	Form of Email, dated April 18, 2008 – Additional Information Session
99.(a)(5)*	Employee Presentation.
99.(b)	Not applicable.
99.(c)	Not applicable.
99.(d)

Silicon Storage Technology, Inc.’s 1995 Equity Incentive Plan, filed as amended as Exhibit 99.1 to its Registration Statement on Form S-8, File No. 333-108345, filed on August 29, 2003, and incorporated herein by reference.

99.(e)	Not applicable.
99.(f)	Not applicable.
99.(g)	Not applicable.
99.(h)	Not applicable.

*                                         Previously filed with the Schedule TO filed with the Securities and Exchange Commission on April 3, 2008, and incorporated herein by reference.

**                                  Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on February 11, 2008, and incorporated herein by reference.

***                           Previously filed with the Schedule TO/A filed with the Securities and Exchange Commission on April 7, 2008, and incorporated herein by reference.

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Schedule TO

(Amendment No. 2)

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 18, 2008

SILICON STORAGE TECHNOLOGY, INC.

By:	/s/ BING YEH
Name:	Bing Yeh
Title:	President and Chief Executive Officer

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INDEX OF EXHIBITS

Exhibit Number	Description
99.(a)(1)(A)*	Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options, dated April 3, 2008.
99.(a)(1)(B)**	Memorandum, dated February 11, 2008, from SST Stock Administration to SST employees.
99.(a)(1)(C)*	Form of Commencement Notice.
99.(a)(1)(D)*	Screenshot of Logon Screen to https://ssti.equitybenefits.com.
99.(a)(1)(E)*	Screenshot of Welcome Screen to https://ssti.equitybenefits.com.
99.(a)(1)(F)*	Screenshot of Election Form: Offer to Amend Eligible 409A Options.
99.(a)(1)(G)*	Screenshot of Election Form: Offer to Amend Eligible 409A Options – Election Not to Amend.
99.(a)(1)(H)*	Screenshot of Election Review: Offer to Amend Eligible 409A Options – Election to Amend.
99.(a)(1)(I)*	Screenshot of Election Review: Offer to Amend Eligible 409A Options – Election Not to Amend.
99.(a)(1)(J)*	Screenshot of Agreement to Terms of Election: Eligible 409A Options.
99.(a)(1)(K)*	Screenshot of Election Form: Offer to Replace Eligible Underwater Options.
99.(a)(1)(L)*	Screenshot of Election Review: Offer to Replace Eligible Underwater Options.
99.(a)(1)(M)*	Screenshot of Agreement to Terms of Election: Eligible Underwater Options.
99.(a)(1)(N)*	Screenshot of Form(s) of Election Confirmation Statement.
99.(a)(1)(O)*	Screenshot of Election Information Screen.
99.(a)(1)(P)*	Screenshot of Contact Information Screen.
99.(a)(1)(Q)*	Form of Paper Election Form.
99.(a)(1)(R)*	Form of Reminder Notice – No Election.
99.(a)(1)(S)*	Form of Reminder Notice – Election.
99.(a)(1)(T)*	Form of Email Regarding Election Confirmation Statement.
99.(a)(1)(U)*	Form of Email Regarding Final Election Confirmation Statement.
99.(a)(1)(V)*	Form of Stock Option Agreement – Amended Option.
99.(a)(1)(W)*	Form of Stock Option Agreement – New Option.
99.(a)(1)(X)

Silicon Storage Technology, Inc.’s Annual Report on Form 10-K for its year ended December 31, 2007, filed with the Securities and Exchange Commission on March 18, 2008, and incorporated herein by reference.

99.(a)(1)(Y)***	Form of Email, dated April 7, 2008 – Follow-up Commencement Notice
99.(a)(1)(Z)	Form of Email, dated April 18, 2008 – Additional Information Session
99.(a)(5)*	Employee Presentation.
99.(b)	Not applicable.
99.(c)	Not applicable.
99.(d)

Silicon Storage Technology, Inc.’s 1995 Equity Incentive Plan, filed as amended as Exhibit 99.1 to its Registration Statement on Form S-8, File No. 333-108345, filed on August 29, 2003, and incorporated herein by reference.

99.(e)	Not applicable.
99.(f)	Not applicable.
99.(g)	Not applicable.
99.(h)	Not applicable.

*                                         Previously filed with the Schedule TO filed with the Securities and Exchange Commission on April 3, 2008, and incorporated herein by reference.

**                                  Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on February 11, 2008, and incorporated herein by reference.

***                           Previously filed with the Schedule TO/A filed with the Securities and Exchange Commission on April 7, 2008, and incorporated herein by reference.

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